From: Chet Kapoor
Sent: Tuesday, February 26, 10:15 PM
Subject: Re: Board service
To: George Bell
Cc: Diane Musi
Note - This message originated from outside Care.com - Please use caution before opening attachments, clicking on links or sharing information.
Confirmed.
On Feb 26, 2019, at 3:20 PM, George Bell wrote:
Chet,

As you know, Care.com and the board value and appreciate your cooperation and contributions to Care.com over the last three years, and we look forward to your continued service for another term.

In connection with its decision to nominate you for re-election, the board would like your commitment that you and the Tenzing funds will comply with the voting obligations in Section 2 and the standstill obligations in Section 3 of the March 11, 2016 Agreement you and they signed when you originally joined the board for the period commencing February 26, 2019 and continuing until the earlier to occur of (i) February 26, 2020 and (ii) the date that is 10 days prior to the deadline for stockholders to nominate directors for election at Care.com’s 2020 Annual Meeting.  Finally, we would like your commitment that if at any time after such period you no longer intend to comply with Sections 2 or 3 of the March 11, 2016 Agreement, you will promptly offer to resign from the board.

Please confirm your and the Tenzing funds’ agreement with the above commitments by sending an email to that effect in response to this email.

Many thanks,
George

George Bell